Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Verenium Corporation for the registration of 47,807,018 shares of its common stock and to the incorporation by reference therein of our reports dated March 16, 2008, with respect to the consolidated financial statements of Verenium Corporation and the effectiveness of internal control over financial reporting of Verenium Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

April 3, 2008